Exhibit 10.20

Robert E. Schermer, Jr.
Chief Executive Officer
Meritage Hospitality Group, Inc.
1971 E. Beltline Ave. NE, Suite 200
Grand Rapids, MI 49525

September 24, 2004

Re:	Mortgage/Equipment Commitment for E. Beltline Ave. and Chesterfield O'Charley's locations

Dear Robert:

        We are pleased to inform you that the Board of Directors of Independent Bank has approved a mortgage and equipment facility in favor of OCM Food Service, LLC dba O’Charley’s of Michigan, Inc. It is our understanding that the proceeds of this facility will be used to provide an end leasehold mortgage and equipment financing for the East Beltline O’Charley’s (Loan A). Additionally, the facility will provide a construction mortgage and equipment financing for the proposed O’Charley’s located in Chesterfield Township (Loan B). This mortgage and equipment facility will be subject to the following terms and conditions:

Amount:	Loan A. $1,554,470.00 Loan B. $2,600,250.00

Interest Rate:	National Prime floating.*
5 year fixed rate of 5 year Federal Home Loan Bank Advance Rate (FHLB) plus 2.65% or 6.79% today.
7 year fixed rate of 7 year FHLB plus 2.65% or 7.27% today.
10 year fixed rate of 10 FHLB plus 2.70% or 7.74% today.

If the fixed rate option is selected, interest rate to be fixed at close.

*	Borrower will have a one time option to fix the interest rate at the FHLBR for the remaining term plus 2.65%. Option to fix will carry a cost of ..15% of the loan amount and will carry a prepayment penalty as outlined below.

Maturity:	A. Up to 10 years. B. Up to 10 years including 6 month construction period.

Payments:	A. Monthly principal and interest payments. B. Monthly interest payments during construction then converting to monthly principal and interest payments.

Fees:	A&B. $41,547.00 commitment fee payable 50% ($20,773.50) upon acceptance of this commitment and 50% ($20,773.50) at time of close plus all expenses incurred by the bank in the documentation of its loan and the perfection of its security interests (by way of example but not limited to appraisal, title insurance, survey, environmental assessment, 3rd party construction inspections, and recording fees).

Prepayment Penalty:	Variable rate none.
5 year fixed rate 3% in year 1, 2% in year 2, and 1% in year 3.
7 year fixed rate 3% in years 1-2, 2% in years 3-4, and 1% in year 5.
10 year fixed rate 3% in years 1-2, 2% in years 3-4, and 1% in years 5-6.

Collateral:	A. 1st leasehold mortgage and assignment of ground lease on real estate located at 1600 E. Beltline Ave., Grand Rapids, Michigan. 1st lien on furniture, fixtures, and equipment. Assignment of liquor license.
B.   1st real estate mortgage and assignment of rents and leases on real estate located in Chesterfield Township. 1st lien on furniture, fixtures, and equipment. Assignment of liquor license.

Loans to be cross collateralized and cross defaulted.

Guarantors:	A&B. Corporate guarantee of Meritage Hospitality Group Inc.

Financial Reporting:	The borrower will provide the bank with a management prepared financial statement on a quarterly and annual basis. Guarantor to provide annual CPA "Audited" financial statements.

Covenants:	Debt Service Coverage Ratio (DSCR): At least 1.20 to 1.0. EBITDA shall be calculated as follows: for any period the sum of (A) net income before taxes, plus interest expense, plus depreciation expense and amortization expense, plus or minus non-cash adjustments to net income, plus or minus extraordinary losses or gains, divided by (B) Debt Service (defined as principal and interest ) plus capital lease payments.

Leverage Ratio: Not to exceed 6.0 to 1.0. Leverage ratio shall be calculated as follows: for any period (A) Total Funded Debt divided by (B) EBITDA (defined above). Total Funded Debt shall be calculated as (a) the aggregate amount of all current and non-current indebtedness for borrowed money, plus (b) the aggregate amount of all current and non-current outstanding capital lease obligations. To the extent the actual number of months a restaurant has been open for business is less than twelve months as of the measurement date, the Total Funded Debt for such restaurant shall be reduced by a fraction: the numerator of which is twelve months minus the number of months the restaurant was opened during the measurement period, and the denominator of which is twelve.

Both the DSCR and the Leverage Ratio will be measured at the consolidated O'Charley's/Wendy's of Michigan operation level, and will be measured on a trailing 12-month basis beginning the first full month six months after a new store opening.

Other Provisions:	1. The bank receive, review, and accept an appraisal on the collateral pledged that indicates a minimum real estate value of $1,943,000.00 for Loan A and $3,250,000.00 for Loan B. If the indicated value is less than this amount the amount advanced by the bank will be lowered so that the maximum loan is the lesser of 80% loan to appraised value or 80% of cost. "Cost" is defined as land costs, hard and soft costs, furniture, fixtures, equipment, liquor license, and franchise fee. If the properties do not appraise as required, a portion of the equipment, franchise fee, and liquor license costs will be segregated out on a separate note and amortized over a 7 year period. If the separate note is necessary, the loan for equipment, franchise fee, and liquor license will be limited to 80% of cost between the real estate and separate equipment note. In no circumstance will the bank advance more than $1,554,470.00 for Loan A and $2,600,250.00 for Loan B, which is 80% of total costs.

2. The bank receive, review, and accept complete plans, specs, and detailed cost analysis for the proposed O'Charley's building.

3. The bank receive documentation that the proposed building meets all zoning and building code requirements and those all-necessary utilities are present.

4. All draws will be limited to every 30 days, they will be insured by a title insurance company acceptable to the bank and supported by 3rd party inspections to the cost of the borrower.

5. The environmental assessment must indicate that there are no reportable environmental contaminants present on the collateral pledged.

6. During construction the general contractor and subcontractors will maintain builder's risk and worker's compensation insurance. The bank shall be named as the mortgagee and loss payee on the insurance.

7. The borrower will provide at its expense a survey of the collateral being pledged showing that the footings are within the boundaries of the real estate being pledged.

8. Upon completion and until the loan is paid in full the borrower will maintain insurance on the collateral being pledged in an amount sufficient to pay off the outstanding mortgage balance.

9. The loan is subject to the receipt of a landlord waiver for the property located at 1600 E. Beltline Ave., Grand Rapids, Michigan.

        We hope that this construction mortgage commitment meets with your business needs and your approval. If it does please execute one copy of this commitment letter and return it to Stephen M. Hallead’s attention along with a check for the non-refundable portion of the commitment fee $20,773.50 prior to the letter’s expiration date of October 8, 2004.

        As you may be aware, Independent Bank has an ownership interest in a title insurance agency. It is a requirement of this construction loan commitment that you provide the bank with title insurance. It is not a requirement of this commitment that the title insurance be purchased from the bank’s agency. If you have a preference of title insurance providers please so indicate on the enclosed forms. If you indicate no preference we will refer your loan to our agency. In any circumstance please sign and return one copy of the enclosed forms along with the commitment letter and the check for the non-refundable portion of the commitment fee to Steve’s attention.

        We want to thank you for allowing us the opportunity to be of service to you. If you have any questions or comments regarding this construction mortgage commitment please feel free to contact either Stephen M. Hallead or Scott D. Raymond. Steve can be reached at 616-447-3948 and Scott can be reached at 616-447-3934. We look forward to working with you in the future.

Accepted this 29th day of September, 2004 OCM Food Service, LLC dba O'Charley's of Michigan Inc. /s/ Robert E. Schermer, Jr. Chief Executive Officer	Sincerely, /s/ Stephen M. Hallead Vice President /s/ Scott D. Raymond Senior Vice President